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                                      139


                                                                      Exhibit 11

                       ALLIED Group, Inc. and Subsidiaries
                        Computation of Per Share Earnings
                For the years ended December 31, 1996, 1995, 1994


                                                     1996                     1995                    1994
                                               -----------------       -----------------       -----------------
PRIMARY

Net income                                     $      51,084,213       $      52,376,829       $      47,624,996

Preferred stock dividends                             (4,110,602)             (7,217,294)             (7,305,585)
                                               -----------------       -----------------       -----------------

Adjusted net income                            $      46,973,611       $      45,159,535       $      40,319,411
                                               =================       =================       =================

Earnings per share                             $            2.42       $            3.27       $            2.98
                                               =================       =================       =================


Weighted average shares outstanding                   19,408,096              13,806,482              13,512,746
                                               =================       =================       =================


FULLY DILUTED

Net income                                     $      51,084,213       $      52,376,829       $      47,624,996

Preferred stock dividends                             (3,515,118)             (3,515,118)             (3,515,118)

Additional net ESOP expenses-
   assuming conversion of ESOP
     Series preferred stock                                  ---                (168,545)               (303,129)
                                               -----------------       -----------------       -----------------

Adjusted net income                            $      47,569,095       $      48,693,166       $      43,806,749
                                               =================       =================       =================

Earnings per share                             $            2.31       $            2.35       $            2.12
                                               =================       =================       =================


Weighted average shares outstanding                   20,633,175              20,751,736              20,621,597
                                               =================       =================       =================


The dilutive effect of ALLIED's common stock equivalents is less than 3% and have not entered into the earnings per share computations.

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